                                                                      EXHIBIT 12




                                                1996                1995                1994             1993             1992
Net Earnings Before
  Extraordinary Item                         19,839,374          12,707,271          8,915,373        3,521,914        1,561,682


Fixed Changes:
  Interest                                    7,206,291           3,834,388            497,670          381,075          301,761
  Amortization of Loan Costs                    748,638             322,176            254,080           20,421                0
                                           --------------------------------------------------------------------------------------
                                              7,954,929           4,156,564            751,750          401,496          301,761

Net Earnings Before Extraordinary
  Item and Fixed Charges                     27,794,303          16,863,835          9,667,123        3,923,410        1,863,443

Divided by Fixed Charges                      7,954,929           4,156,564            751,750          401,496          301,761
                                           --------------------------------------------------------------------------------------

Ratio of Net Earnings to Fixed Charge              3.49                4.06              12.86             9.77             6.18
                                           ======================================================================================